Exhibit 99.1

Allogene Therapeutics Reports Third Quarter 2019 Financial Results

•	Initiated ALLO-715 Phase 1 UNIVERSAL Trial in Relapsed/Refractory Multiple Myeloma (MM)

•	Patient Accrual Ongoing for ALLO-501 Phase 1 ALPHA Trial in Relapsed/Refractory Non-Hodgkin Lymphoma (NHL) with Data Expected in First Half of 2020

•	Entered into Exclusive Collaboration with Notch Therapeutics to Develop Next Generation iPSC-Based Cell Therapies

•	Ended Third Quarter 2019 with $601.9 Million in Cash, Cash Equivalents and Investments

•	Conference Call and Webcast Scheduled for 5:30 AM PT/8:30 AM ET

South San Francisco, Calif., November 5, 2019 - Allogene Therapeutics, Inc. (Nasdaq: ALLO), a clinical-stage biotechnology company pioneering the development of allogeneic CAR T (AlloCAR T™) therapies for cancer, today provided a corporate update and reported financial results for the quarter ended September 30, 2019.

“I am very pleased with the progress we have made in a short period of time. While we leveraged the research from Pfizer to launch Allogene, we have built the company from the ground up. In parallel, we have initiated the build-out of in-house manufacturing capabilities, successfully progressed AlloCAR T programs into Phase 1 clinical development while creating next generation therapies and entering into agreements that will keep us at the forefront of cell therapy,” said David Chang, M.D., Ph.D., President, CEO and Co-Founder of Allogene Therapeutics. “With the initiation of our ALLO-715 Phase I UNIVERSAL trial in multiple myeloma, we have achieved all of the clinical goals that we set out for ourselves at the beginning of 2019. I am very proud of our team’s accomplishments and firmly believe that the time and investment Allogene is making in research, next generation technologies, manufacturing and personnel will provide us with the key building blocks needed to support our goal of being the first to bring an AlloCAR T therapy to patients.”

Pipeline Highlights
ALLO-501 (anti-CD19 AlloCAR T)

•	ALLO-501 Phase 1 ALPHA trial in patients with relapsed/refractory non-Hodgkin lymphoma (NHL) continues to accrue as planned with data expected in the first half of 2020.
ALLO-715 (anti-BCMA AlloCAR T)

•	The Company initiated the ALLO-715 Phase 1 UNIVERSAL trial in patients with relapsed/refractory multiple myeloma (MM).

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The Phase 1 ALLO-715 UNIVERSAL trial is designed to assess the safety and tolerability at increasing dose levels of ALLO-715 to identify an optimal dose of ALLO-715 for the potential Phase 2 study. This trial utilizes ALLO-647, the Company’s proprietary anti-CD52 monoclonal antibody, as a part of the lymphodepletion regimen. The UNIVERSAL trial also includes the potential to evaluate alternative lymphodepletion regimens that do not include fludarabine and cyclophosphamide.

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ALLO-715 utilizes TALEN® gene-editing technology pioneered and owned by Cellectis. Allogene has an exclusive license to the Cellectis technology for allogeneic products directed at the BCMA target. Allogene holds global development and commercial rights for this investigational candidate.

Additional Pipeline Updates

•	UCART19 (Servier-Sponsored Program in Collaboration with Allogene) - Servier continues to expect that

UCART19, an anti-CD19 AlloCAR T being developed for pediatric and adult relapsed/refractory acute lymphoblastic leukemia (ALL), will advance into potential Phase 2 registrational trials in 2020.
Corporate Highlights

•	Earlier today, the Company announced a worldwide collaboration with Notch Therapeutics to develop induced Pluripotent Stem Cell (iPSC)-derived allogeneic therapies for hematologic cancer indications.

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The Company will receive exclusive rights and targets for initial applications in non-Hodgkin lymphoma, leukemia and multiple myeloma and has made an equity investment in Notch. Notch will receive an upfront payment, research funding, development and commercial milestones, and royalties on net sales.

•	Notch was established in 2018 by Juan Carlos Zúñiga-Pflücker, Ph.D. and Peter Zandstra, Ph.D., recognized pioneers in iPSC and T cell differentiation technology.
Third Quarter Financial Results

•	As of September 30, 2019, Allogene had $601.9 million in cash, cash equivalents, and investments.

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Research and development expenses were $40.0 million for the third quarter of 2019, which includes $5.5 million of non-cash stock-based compensation expense, compared to $10.9 million for the third quarter of 2018. Research and development expenses also included a $5.0 million milestone to Cellectis that is associated with the initiation of the ALLO-715 UNIVERSAL trial.

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General and administrative expenses were $15.0 million for the third quarter of 2019, which includes $7.3 million of non-cash stock-based compensation expense, compared to $11.3 million for the third quarter of 2018.

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Net loss for the third quarter of 2019 was $50.7 million, or $0.50 per share, including non-cash stock-based compensation expense of $12.8 million, compared to a net loss of $43.5 million, or $10.71 per share for the third quarter of 2018.

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Including expenses associated with the Notch transaction, the Company reiterates full-year 2019 Net Loss guidance of between $200 million and $210 million dollars, which includes an estimated non-cash stock-based compensation expense of $45 to $50 million dollars, and excludes any impact from future business development activities.

Conference Call and Webcast Details

Allogene will host a live conference call and webcast today at 5:30 AM Pacific Time/8:30 AM Eastern Time to discuss financial results and provide a business update. To access the live conference call by telephone, please dial 1 (866) 940-5062 (U.S.) or 1 (409) 216-0618 (International). The conference ID number for the live call is 2747063. The webcast will be made available on the Company's website at www.allogene.com under the Investors tab in the News and Events section. Following the live audio webcast, a replay will be available on the Company's website for approximately 30 days.

About Allogene Therapeutics

Allogene Therapeutics, with headquarters in South San Francisco, is a clinical-stage biotechnology company pioneering the development of allogeneic chimeric antigen receptor T cell (AlloCAR T™) therapies for cancer. Led by a world-class management team with significant experience in cell therapy, Allogene is developing a pipeline of “off-the-shelf” CAR T cell therapy candidates with the goal of delivering readily available cell therapy on-demand, more reliably, and at greater scale to more patients. For more information, please visit www.allogene.com, and follow @AllogeneTx on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing and ability to progress the ALLO-501 ALPHA trial and ALLO-715 UNIVERSAL trial, the timing and Servier’s ability to progress the CALM and PALL trials to potential registrational trials, the ability to manufacture AlloCAR T™ therapies, the ability to initiate and progress additional clinical trials of AlloCAR T™ therapies, the potential benefits of AlloCAR T™ therapy and the 2019 financial guidance. Various factors may cause differences between Allogene’s expectations and actual results as discussed in greater detail in Allogene’s filings with the Securities and Exchange Commission (SEC), including without limitation in its Form 10-Q for the quarter ended June 30, 2019. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Allogene assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ALLOGENE THERAPEUTICS, INC.
SELECTED FINANCIAL DATA
(unaudited; in thousands, except share and per share data)
STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$39,995	$10,870	$95,172	$133,356
General and administrative	15,016	11,317	42,261	26,440
Total operating expenses	55,011	22,187	137,433	159,796
Loss from operations	(55,011)	(22,187)	(137,433)	(159,796)
Other income (expense), net:
Change in fair value of convertible note payable	—	(19,415)	—	(19,415)
Interest expense	—	(3,358)	—	(3,358)
Interest and other income, net	4,309	1,463	13,693	1,573
Loss before income taxes	(50,702)	(43,497)	(123,740)	(180,996)
Benefit from income taxes	(33)	—	176	—
Net loss	(50,735)	(43,497)	(123,564)	(180,996)
Net loss per share, basic and diluted	$(0.50)	$(10.71)	$(1.24)	$(16.38)
Weighted-average number of shares used in computing net loss per share, basic and diluted	102,186,644	4,060,419	99,801,001	11,048,451

SELECTED BALANCE SHEET DATA

	As of September 30, 2019	As of December 31, 2018
Cash, cash equivalents and investments	$601,946	$721,350
Total assets	695,544	773,855
Total liabilities	75,828	70,691
Total stockholders’ equity	619,716	703,164

Allogene Media/Investor Contact:
Christine Cassiano
Chief Communications Officer
(714) 552-0326
Christine.Cassiano@allogene.com